EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders of CSP Inc. Inc. and Subsidiaries:

We consent to incorporation by reference in the registration statements (Nos. 2-79414, 33-11815 and 333-64493) on Form S-8 of CSP Inc. our report dated November 15, 2002, relating to the consolidated balance sheet of CSP Inc. and Subsidiaries as of September 30, 2002 and August 31, 2002 and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for the year ended September 30, 2002 and August 31,2001 which report appears in the September 30, 2002 annual report on Form 10-K of CSP Inc.

KPMG LLP

Boston, Massachusetts

December 19, 2003